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                                                                    EXHIBIT 23.1





              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors and Shareholders
Marine Drilling Companies, Inc.:


       We consent to incorporation by reference in the registration statement (No. 33-56920) on Form S-8 of Marine Drilling Companies, Inc. of our report dated February 18, 1994, relating to the consolidated balance sheets of Marine Drilling Companies, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, retained earnings, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Marine Drilling Companies, Inc.



                               KPMG PEAT MARWICK



Houston, Texas
February 24, 1994